Exhibit (a)(3)

AMENDMENT NO. 2, dated as of ___________________ __, 2023 (the “Amendment”), to the Amended and Restated Deposit Agreement, dated as of August 11, 2010, as amended by Amendment No. 1, dated as of March 2, 2017 (as previously amended, the “Deposit Agreement”, among NOVO NORDISK A/S, a company incorporated under the laws of Denmark, and its successors (the “Company”), JPMORGAN CHASE BANK, N.A., a national banking association organized under the laws of the United States of America, as depositary hereunder (in such capacity, the “Depositary”), and all holders from time to time of American Depositary Receipts (“ADRs”) issued thereunder.

W I T N E S S E T H:

WHEREAS, the Company and the Depositary executed the Deposit Agreement for the purposes set forth therein; and

WHEREAS, pursuant to paragraph (16) of the form of ADR set forth in Exhibit A of the Deposit Agreement, and incorporated by reference therein, the Company and the Depositary desire to amend the terms of the Deposit Agreement and the ADRs.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Depositary hereby agree to amend the Deposit Agreement as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.         Definitions. Unless otherwise defined in this Amendment, all capitalized terms used, but not otherwise defined, herein shall have the meaning given to such terms in the Deposit Agreement.

ARTICLE II

AMENDMENTS TO DEPOSIT AGREEMENT AND ADRS

SECTION 2.01.         All references in the Deposit Agreement to the term “Deposit Agreement” shall, as of and effective from and after the date hereof, refer to the Deposit Agreement as further amended by this Amendment.

SECTION 2.02.         The first sentence of Section 4 of the Deposit Agreement is replaced with the following:

“At the request, risk and expense of the person depositing Shares or rights to receive Shares, the Depositary may accept such Shares and/or deposits for forwarding to the Custodian and may deliver ADRs at a place other than its office. After any such deposit of Shares, the Custodian shall notify the Depositary of such deposit and of the information contained in any related Delivery Order by letter, first class airmail postage prepaid, or by SWIFT, facsimile transmission or any other method of communication as may be agreed by the Custodian and the Depositary.”

SECTION 2.03.         Section 17 of the Deposit Agreement is replaced in its entirety with the following:

“17. Notices.

(a)          Notice to Holders. Notice to any Holder shall be deemed given when first mailed, first class postage prepaid, to the address of such Holder on the ADR Register or received by such Holder. Failure to notify a Holder or any defect in the notification to a Holder shall not affect the sufficiency of notification to other Holders or to the beneficial owners of the ADSs evidenced by the ADRs held by such other Holders. The Depositary’s only notification obligations under this Deposit Agreement and the ADRs shall be to Holders. Notice to a Holder shall be deemed, for all purposes of this Deposit Agreement and the ADRs, to constitute notice to any and all beneficial owners of the ADSs evidenced by such Holder’s ADRs.

(b)          Notice to the Depositary or the Company. Notice to the Depositary or the Company shall be deemed given when first received by it at the address or by electronic transmission to the e-mail address set forth in (i) or (ii), respectively, below, or at such other address or email address provided by the Depositary or the Company to the other, respectively, in the same manner as notices are required to be provided in this Section 17:

(i)             JPMorgan Chase Bank, N.A.

383 Madison Avenue, Floor 11

New York, New York 10179

Attention: Depositary Receipts Group

E-mail Address: Global_CSM@jpmorgan.com

(ii)            Novo Nordisk A/S

Novo Alle 1

DK-2880 Bagværd

Denmark

Attention: Investor Relations

E-mail Address: investor-relations@novonordisk.com

Delivery of a notice by means of electronic messaging shall be deemed to be effective at the time of the initiation of the transmission by the sender (as shown on the sender’s records) to the email address set forth above, notwithstanding that the intended recipient retrieves the message at a later date, fails to retrieve such message, or fails to receive such notice on account of its failure to maintain the designated e-mail address, its failure to designate a substitute e-mail address or for any other reason.”

SECTION 2.04.         Section 18 of the Deposit Agreement is amended as follows:

(a)            The second and third sentence of Section 18 of the Deposit Agreement are replaced with the following three (3) sentences:

“The Holders and beneficial owners from time to time shall be parties to this Deposit Agreement and shall be bound by all of the provisions hereof. A beneficial owner shall only be able to exercise any right or receive any benefit hereunder solely through the Holder of the ADR(s) evidencing the ADSs owned by such beneficial owner. If any provision contained in this Deposit Agreement or in the ADRs is, or becomes, invalid, illegal or unenforceable in any respect, the remaining provisions contained herein and therein shall in no way be affected thereby.”

(b)            The following sentence is added after the last sentence of Section 18 of the Deposit Agreement:

“Delivery of an executed signature page of this Deposit Agreement by facsimile or other electronic transmission (including ".pdf", ".tif" or similar format) shall be effective as delivery of a manually executed counterpart hereof.”

SECTION 2.05.         Section 19 of the Deposit Agreement is replaced with the following four (4) sections and the currently numbered Section 20 of the Deposit Agreement is renumbered Section 23 as a result thereof:

“19. Governing Law; Consent to Jurisdiction.

(a)          Governing Law. The Deposit Agreement, the ADSs and the ADRs shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the application of the conflict of law principles thereof.

(b)          Claims between the Company and the Depositary. The Company irrevocably agrees that any legal suit, action or proceeding against or involving the Company brought by the Depositary arising out of or based upon this Deposit Agreement, the ADSs, the ADRs or the transactions contemplated herein, therein, hereby or thereby, may be instituted in any state or federal court in New York, New York, and irrevocably waives, to the extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. The Company also irrevocably agrees that any legal suit, action or proceeding against or involving the Depositary brought by the Company, arising out of or based upon this Deposit Agreement, the ADSs, the ADRs or the transactions contemplated herein, therein, hereby or thereby, may be instituted only in a state or federal court in New York, New York.

(c)          Claims involving Holders and Beneficial Owners. By holding or owning an ADR or ADS or an interest therein, Holders and beneficial owners each irrevocably agree that any legal suit, action or proceeding against or involving Holders or beneficial owners brought by the Company or the Depositary, arising out of or based upon this Deposit Agreement, the ADSs, the ADRs or the transactions contemplated herein, therein, hereby or thereby, may be instituted in a state or federal court in New York, New York, and by holding or owning an ADR or ADS or an interest therein each irrevocably waives any objection that it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding.

By holding or owning an ADR or ADS or an interest therein, Holders and beneficial owners each also irrevocably agree that any legal suit, action or proceeding against or involving the Depositary and/or the Company brought by Holders or beneficial owners, arising out of or based upon this Deposit Agreement, the ADSs, the ADRs or the transactions contemplated herein, therein, hereby or thereby, including, without limitation, claims under the Securities Act of 1933, may be instituted only in the United States District Court for the Southern District of New York (or in the state courts of New York County in New York if either (i) the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute or (ii) the designation of the United States District Court for the Southern District of New York as the exclusive forum for any particular dispute is, or becomes, invalid, illegal or unenforceable).

(d)          Notwithstanding the foregoing or anything in this Deposit Agreement to the contrary, any suit, action or proceeding against the Company based on this Deposit Agreement, the ADSs, the ADRs or the transactions contemplated herein, therein, hereby or thereby, may be instituted by the Depositary in any competent court in Denmark, the United States and/or any other court of competent jurisdiction.

20. Agent for Service.

(a)          Appointment. The Company has appointed CT Corporation System, 111 Eighth Avenue, 13th Floor, New York, New York 10011, as its authorized agent (the "Authorized Agent") upon which process may be served in any such suit, action or proceeding arising out of or based on this Deposit Agreement, the ADSs, the ADRs or the transactions contemplated herein, therein, hereby or thereby which may be instituted in any state or federal court in New York, New York by the Depositary or any Holder, and waives any other requirements of or objections to personal jurisdiction with respect thereto. Subject to the Company's rights to replace the Authorized Agent with another entity in the manner required were the Authorized Agent to have resigned, such appointment shall be irrevocable.

(b)          Agent for Service of Process. The Company represents and warrants that the Authorized Agent has agreed to act as said agent for service of process, and the Company agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. The Company further hereby irrevocably consents and agrees to the service of any and all legal process, summons, notices and documents in any suit, action or proceeding against the Company, by service by mail of a copy thereof upon the Authorized Agent, with a copy mailed to the Company by registered or certified air mail, postage prepaid, to its address provided in Section 17(b) hereof. The Company agrees that the written notice of such service to the Authorized Agent as aforesaid shall be deemed, in every respect, effective service of process upon the Company. If, for any reason, the Authorized Agent named above or its successor shall no longer serve as agent of the Company to receive service of process, summons, notices, papers and documents in New York, the Company shall promptly appoint a successor that is a legal entity with offices in New York, New York, so as to serve and will promptly advise the Depositary thereof.

(c)          Waiver of Personal Service of Process. In the event the Company fails to continue such designation and appointment in full force and effect, the Company hereby waives personal service of process upon it and consents that any such service of process may be made by certified or registered mail, return receipt requested, directed to the Company at its address last specified for notices hereunder, and service so made shall be deemed completed five (5) days after the same shall have been so mailed.

21. Waiver of Immunities. To the extent that the Company or any of its properties, assets or revenues may have or may hereafter be entitled to, or have attributed to it, any right of immunity, on the grounds of sovereignty or otherwise, from any legal action, suit or proceeding from the giving of any relief in any respect thereof, from setoff or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, from attachment in aid of execution or judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment in any jurisdiction in which proceedings may at any time be commenced, with respect to its obligations, liabilities or other matters under or arising out of or in connection with the Shares or Deposited Securities, the ADSs, the ADRs or this Deposit Agreement, the Company, to the fullest extent permitted by law, hereby irrevocably and unconditionally waives, and agrees not to plead or claim, any such immunity and consents to such relief and enforcement.

22. Waiver of Jury Trial. EACH PARTY TO THIS DEPOSIT AGREEMENT (INCLUDING, FOR AVOIDANCE OF DOUBT, EACH HOLDER AND BENEFICIAL OWNER OF, AND/OR HOLDER OF INTERESTS IN, ADSS OR ADRS) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING AGAINST THE DEPOSITARY AND/OR THE COMPANY DIRECTLY OR INDIRECTLY ARISING OUT OF, BASED ON OR RELATING IN ANY WAY TO THE SHARES OR OTHER DEPOSITED SECURITIES, THE ADSs OR THE ADRs, THE DEPOSIT AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREIN OR THEREIN, OR THE BREACH HEREOF OR THEREOF (WHETHER BASED ON CONTRACT, TORT, COMMON LAW OR ANY OTHER THEORY), INCLUDING, WITHOUT LIMITATION, ANY SUIT, ACTION, CLAIM OR PROCEEDING UNDER THE UNITED STATES FEDERAL SECURITIES LAWS. No provision of this Deposit Agreement or any ADR is intended to constitute a waiver or limitation of any rights that a Holder or any beneficial owner may have under the Securities Act of 1933 or the Securities Exchange Act of 1934, to the extent applicable.”

SECTION 2.06.         The last sentence of the first paragraph (the introductory paragraph) of the form of ADR attached as Exhibit A to the Deposit Agreement and all outstanding ADRs is replaced with the following two (2) sentences:

“The Deposit Agreement and this ADR (which includes the provisions set forth on the reverse hereof) shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to the application of the conflict of law principles thereof. All capitalized terms used herein, and not defined herein, shall have the meanings ascribed to such terms in the Deposit Agreement.”

SECTION 2.07.         The last paragraph of paragraph (1) of the form of ADR attached as Exhibit A to the Deposit Agreement and all outstanding ADRs is replaced with the following three (3) paragraphs:

“Every person depositing Shares under the Deposit Agreement represents and warrants that:

(a)	such Shares and the certificates therefor are duly authorized, validly issued and outstanding, fully paid, nonassessable and legally obtained by such person,

(b)	all pre-emptive and comparable rights, if any, with respect to such Shares have been validly waived or exercised,

(c)	the person making such deposit is duly authorized so to do,

(d)	the Shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim and

(e)	such Shares (A) are not "restricted securities" as such term is defined in Rule 144 under the Securities Act of 1933 ("Restricted Securities") unless at the time of deposit the requirements of paragraphs (c), (e), (f) and (h) of Rule 144 shall not apply and such Shares may be freely transferred and may otherwise be offered and sold freely in the United States or (B) have been registered under the Securities Act of 1933. To the extent the person depositing Shares is an "affiliate" of the Company as such term is defined in Rule 144, the person also represents and warrants that upon the sale of the ADSs, all of the provisions of Rule 144 that enable the Shares to be freely sold (in the form of ADSs) will be fully complied with and, as a result thereof, all of the ADSs issued in respect of such Shares will not be on the sale thereof, Restricted Securities.

Such representations and warranties shall survive the deposit and withdrawal of Shares and the issuance and cancellation of ADSs in respect thereof and the transfer of such ADSs. If any of the representations or warranties are incorrect in any way, the Company and the Depositary may, at the cost of the breaching Holder (including, without limitation, any Holder acting on behalf of a third party) and/or beneficial owner, take any and all actions necessary to correct the consequences of such misrepresentation.

The Depositary will not knowingly accept for deposit under the Deposit Agreement any Shares required to be registered under the Securities Act of 1933 and not so registered. The Depositary may refuse to accept for such deposit any Shares identified by the Company in order to facilitate compliance with the requirements of the securities laws, rules and regulations of the United States, including, without limitation, the Securities Act of 1933 and the rules and regulations made thereunder.”

SECTION 2.08.         Paragraph (7) of the form of ADR attached as Exhibit A to the Deposit Agreement and all outstanding ADRs is replaced in its entirety with the following:

“(7)  Charges of Depositary.

(a)          Rights of the Depositary. The Depositary may charge, and collect from, (i) each person to whom ADSs are issued, including, without limitation, issuances against deposits of Shares, issuances in respect of Share Distributions, Rights and Other Distributions (as such terms are defined in paragraph (10) (Distributions on Deposited Securities)), issuances pursuant to a stock dividend or stock split declared by the Company, or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or the Deposited Securities, and (ii) each person surrendering ADSs for withdrawal of Deposited Securities or whose ADSs are cancelled or reduced for any other reason, a fee of up to U.S.$5.00 for each 100 ADSs (or portion thereof) issued, delivered, reduced, cancelled or surrendered, or upon which a Share Distribution or elective distribution is made or offered (as the case may be). The Depositary may sell (by public or private sale) sufficient securities and property received in respect of Share Distributions, Rights and Other Distributions prior to such deposit to pay such charge.

(b)          Additional Fees, Charges and Expenses by the Depositary. The following additional fees, charges and expenses shall also be incurred by the Holders, the beneficial owners, by any party depositing or withdrawing Shares or by any party surrendering ADSs and/or to whom ADSs are issued (including, without limitation, issuances pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the ADSs or the Deposited Securities or a distribution of ADSs pursuant to paragraph (10) (Distributions on Deposited Securities)), whichever is applicable:

(i)	a fee of up to U.S.$0.05 per ADS held for any Cash distribution made, or for any elective cash/stock dividend offered, pursuant to the Deposit Agreement,

(ii)	a fee of up to U.S.$0.05 per ADS held for the direct or indirect distribution of securities (other than ADSs or rights to purchase additional ADSs pursuant to paragraph (10) hereof) or the net cash proceeds from the public or private sale of any such securities, regardless of whether any such distribution and/or sale is made by, for, or received from, or (in each case) on behalf of, the Depositary, the Company and/or any third party (which fee may be assessed against Holders as of a record date set by the Depositary),

(iii)	an aggregate fee of up to U.S.$0.05 per ADS per calendar year (or portion thereof) for services performed by the Depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against Holders as of the record date or record dates set by the Depositary during each calendar year and shall be payable at the sole discretion of the Depositary by billing such Holders or by deducting such charge from one or more cash dividends or other cash distributions), and

(iv)	an amount for the reimbursement of such charges and expenses as are incurred by the Depositary and/or any of its agents (including, without limitation, the Custodian, as well as charges and expenses incurred on behalf of Holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in connection with the servicing of the Shares or other Deposited Securities, the sale of securities (including, without limitation, Deposited Securities), the delivery of Deposited Securities or otherwise in connection with the Depositary's or its Custodian's compliance with applicable law, rule or regulation (which charges and expenses may be assessed on a proportionate basis against Holders as of the record date or dates set by the Depositary and shall be payable at the sole discretion of the Depositary by billing such Holders or by deducting such charge or expense from one or more cash dividends or other cash distributions).

(c)          Other Obligations, Fees, Charges and Expenses. The Company will pay all other fees, charges and expenses of the Depositary and any agent of the Depositary (except the Custodian) pursuant to agreements from time to time between the Company and the Depositary, except:

(i)	stock transfer or other taxes and other governmental charges (which are payable by Holders or persons depositing Shares);

(ii)	a transaction fee per cancellation request (including any cancellation request made through SWIFT, facsimile transmission or any other method of communication) as disclosed on the "Disclosures" page (or successor page) of www.adr.com (as updated by the Depositary from time to time, "ADR.com") and any applicable delivery expenses (which are payable by such persons or Holders); and

(iii)	transfer or registration expenses for the registration or transfer of Deposited Securities on any applicable register in connection with the deposit or withdrawal of Deposited Securities (which are payable by persons depositing Shares or Holders withdrawing Deposited Securities).

(d)          Foreign Exchange Related Matters. To facilitate the administration of various depositary receipt transactions, including disbursement of dividends or other cash distributions and other corporate actions, the Depositary may engage the foreign exchange desk within JPMorgan Chase Bank, N.A. (the "Bank") and/or its affiliates in order to enter into spot foreign exchange transactions to convert foreign currency into U.S. dollars ("FX Transactions"). For certain currencies, FX Transactions are entered into with the Bank or an affiliate, as the case may be, acting in a principal capacity. For other currencies, FX Transactions are routed directly to and managed by an unaffiliated local custodian (or other third-party local liquidity provider), and neither the Bank nor any of its affiliates is a party to such FX Transactions.

The foreign exchange rate applied to an FX Transaction will be either (i) a published benchmark rate, or (ii) a rate determined by a third-party local liquidity provider, in each case plus or minus a spread, as applicable. The Depositary will disclose which foreign exchange rate and spread, if any, apply to such currency on the "Disclosures" page (or successor page) of ADR.com. Such applicable foreign exchange rate and spread may (and neither the Depositary, the Bank nor any of their affiliates is under any obligation to ensure that such rate does not) differ from rates and spreads at which comparable transactions are entered into with other customers or the range of foreign exchange rates and spreads at which the Bank or any of its affiliates enters into foreign exchange transactions in the relevant currency pair on the date of the FX Transaction. Additionally, the timing of execution of an FX Transaction varies according to local market dynamics, which may include regulatory requirements, market hours and liquidity in the foreign exchange market or other factors. Furthermore, the Bank and its affiliates may manage the associated risks of their position in the market in a manner they deem appropriate without regard to the impact of such activities on the Company, the Depositary, Holders or beneficial owners. The spread applied does not reflect any gains or losses that may be earned or incurred by the Bank and its affiliates as a result of risk management or other hedging related activity.

Notwithstanding the foregoing, to the extent the Company provides U.S. dollars to the Depositary, neither the Bank nor any of its affiliates will execute an FX Transaction as set forth herein. In such case, the Depositary will distribute the U.S. dollars received from the Company.

Further details relating to the applicable foreign exchange rate, the applicable spread and the execution of FX Transactions will be provided by the Depositary on ADR.com. The Company, Holders and beneficial owners each acknowledge and agree that the terms applicable to FX Transactions disclosed from time to time on ADR.com will apply to any FX Transaction executed pursuant to the Deposit Agreement.

(e)          The right of the Depositary to charge and receive payment of fees, charges and expenses as provided above shall survive the termination of the Deposit Agreement. Upon the resignation or removal of the Depositary, such right shall extend for those fees, charges and expenses incurred prior to the effectiveness of such resignation or removal.

(f)           Disclosure of Potential Depositary Payments. The Depositary anticipates reimbursing the Company for certain expenses incurred by the Company that are related to the establishment and maintenance of the ADR program upon such terms and conditions as the Company and the Depositary may agree from time to time. The Depositary may make available to the Company a set amount or a portion of the Depositary fees charged in respect of the ADR program or otherwise upon such terms and conditions as the Company and the Depositary may agree from time to time.

(g)          The Depositary may agree to reduce or waive certain fees, charges and expenses provided herein and in the Deposit Agreement, including, without limitation, those described in this paragraph (7) that would normally be charged on ADSs issued to or at the direction of, or otherwise held by, the Company and/ or certain Holders and beneficial owners and holders and beneficial owners of Shares of the Company.”

SECTION 2.09.         The last sentence of the “[FORM OF FACE OF ADR]” immediately following the signature block of the Depositary in the form of ADR attached as Exhibit A to the Deposit Agreement and all outstanding ADRs is deleted and replaced with the following sentence:

“The Depositary’s office is located at 383 Madison Avenue, Floor 11, New York, New York 10179.”

SECTION 2.010.       The last three (3) sentences of paragraph (10) of the form of ADR attached as Exhibit A to the Deposit Agreement and all outstanding ADRs are deleted and the following five (5) paragraphs are inserted at the end of paragraph (10) thereof:

“To the extent that any of the Deposited Securities is not or shall not be entitled, by reason of its date of issuance, or otherwise, to receive the full amount of any cash dividend, distribution, or net proceeds of sales as contemplated by clause (a) of the prior paragraph, the Depositary shall make appropriate adjustments in the amounts distributed to the Holders issued in respect of such Deposited Securities. To the extent the Company or the Depositary shall be required to withhold and does withhold from any cash dividend, distribution or net proceeds from sales in respect of any Deposited Securities an amount on account of taxes, the amount distributed on the ADSs issued in respect of such Deposited Securities shall be reduced accordingly.

To the extent the Depositary determines in its discretion that it would not be permitted by applicable law, rule or regulation, or it would not otherwise be practicable, to convert foreign currency into U.S. dollars and/or distribute such U.S. dollars to any or all of the Holders entitled thereto, the Depositary may in its discretion distribute some or all of the foreign currency received by the Depositary as it deems permissible and practicable to, or retain and hold such foreign currency uninvested and without liability for interest thereon for the respective accounts of, the Holders entitled to receive the same.

To the extent that the Depositary determines in its discretion that any distribution pursuant to this paragraph (10) (Distributions on Deposited Securities) would not be permissible by applicable law, rule or regulation, or is not otherwise practicable with respect to any or all Holders, the Depositary may in its discretion make such distribution as it so deems permissible and practicable, including the distribution of some or all of any Cash, foreign currency, securities or other property (or appropriate documents evidencing the right to receive some or all of any such Cash, foreign currency, securities or other property), and/or the Depositary may retain and hold some or all of such Cash, foreign currency, securities or other property as Deposited Securities with respect to the applicable Holders' ADRs (without liability for interest thereon or the investment thereof).

To the extent the Depositary retains and holds any Cash, foreign currency, securities or other property as permitted under this paragraph (10) (Distributions on Deposited Securities), any and all fees, charges and expenses related to, or arising from, the holding thereof (including, but not limited to those provided in paragraph (7) of this Form of ADR (Charges of Depositary)) shall be paid from such Cash, foreign currency, securities or other property, or the net proceeds from the sale thereof, thereby reducing the amount so held hereunder.

The Depositary reserves the right to utilize a division, branch or affiliate of JPMorgan Chase Bank, N.A. to direct, manage and/or execute any public and/or private sale of securities and/or property hereunder. Such division, branch and/or affiliate may charge the Depositary a fee in connection with such sales, which fee is considered an expense of the Depositary contemplated above and/or under paragraph (7) (Charges of Depositary). All purchases and sales of securities will be handled by the Depositary in accordance with its then current policies, which are currently set forth on the "Disclosures" page (or successor page) of ADR.com, the location and contents of which the Depositary shall be solely responsible for.”

SECTION 2.11.         The first two (2) sentences of paragraph (12) of the form of ADR attached as Exhibit A to the Deposit Agreement and all outstanding ADRs are replaced with the following three (3) sentences and the sentences following such new third sentence shall be moved to a new paragraph:

“As soon as practicable after receipt of notice of any meeting at which the holders of Shares are entitled to vote, or of solicitation of consents or proxies from holders of Shares or other Deposited Securities, the Depositary shall fix the ADS record date in accordance with paragraph (11) above provided that if the Depositary receives a written request from the Company in a timely manner and at least thirty (30) days prior to the date of such vote or meeting, the Depositary shall, at the Company's expense, distribute to Holders a notice (the "Voting Notice") stating (i) final information particular to such vote and meeting and any solicitation materials, (ii) that each Holder on the record date set by the Depositary will, subject to any applicable provisions of the laws of Denmark, be entitled to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Deposited Securities represented by the ADSs evidenced by such Holder's ADRs and (iii) the manner in which such instructions may be given or deemed as provided below, including instructions to give a discretionary proxy to a person designated by the Company. Each Holder shall be solely responsible for the forwarding of Voting Notices to the beneficial owners of ADSs registered in such Holder's name. Following actual receipt by the ADR department responsible for proxies and voting of Holders' instructions (including, without limitation, instructions of any entity or entities acting on behalf of the nominee for DTC), the Depositary shall, in the manner and on or before the time established by the Depositary for such purpose, endeavor to vote or cause to be voted the Deposited Securities represented by the ADSs evidenced by such Holders' ADRs in accordance with such instructions insofar as practicable and permitted under the provisions of or governing Deposited Securities.”

SECTION 2.12.         Paragraph (14) of the form of ADR attached as Exhibit A to the Deposit Agreement and all outstanding ADRs is replaced in its entirety with the following:

“(14) Exoneration.

(a)          Force Majeure, Limitations on Liability and Obligations. The Depositary, the Company, and each of their respective directors, officers, employees, agents and affiliates and each of them shall:

(i)	incur or assume no liability (including, without limitation, to Holders or beneficial owners) (A) if any present or future law, rule, regulation, fiat, order or decree of Denmark, the United States or any other country or jurisdiction, or of any governmental or regulatory authority or any securities exchange or market or automated quotation system, the provisions of or governing any Deposited Securities, any present or future provision of the Company's Articles of Association, any act of God, war, terrorism, epidemic, pandemic, nationalization, expropriation, currency restrictions, extraordinary market conditions, work stoppage, strike, civil unrest, revolutions, rebellions, explosions, cyber, ransomware or malware attack, computer failure or circumstance beyond its direct and immediate control shall prevent or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with, any act which the Deposit Agreement or this ADR provides shall be done or performed by it or them (including, without limitation, voting pursuant to paragraph (12) hereof), or (B) by reason of any non-performance or delay, caused as aforesaid, in the performance of any act or things which by the terms of the Deposit Agreement it is provided shall or may be done or performed or any exercise or failure to exercise any discretion given it in the Deposit Agreement or this ADR (including, without limitation, any failure to determine that any distribution or action may be lawful or reasonably practicable);

(ii)	incur or assume no liability (including, without limitation, to Holders or beneficial owners) except to perform its obligations to the extent they are specifically set forth in this ADR and the Deposit Agreement without gross negligence or willful misconduct and the Depositary shall not be a fiduciary or have any fiduciary duty to Holders or beneficial owners;

(iii)	in the case of the Depositary and its agents, be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities, the ADSs or this ADR;

(iv)	in the case of the Company and its agents hereunder be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities, the ADSs or this ADR, which in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense (including fees and disbursements of counsel) and liability be furnished as often as may be required; and

(v)	not be liable (including, without limitation, to Holders or beneficial owners) for any action or inaction by it in reliance upon the advice of or information from any legal counsel, any accountant, any person presenting Shares for deposit, any Holder, or any other person believed by it to be competent to give such advice or information and/or, in the case of the Depositary, the Company.

(b)          Insolvency, Liability, etc., of Custodian, Securities Depository, Clearing Agency or Settlement System. The Depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any Custodian that is not a branch or affiliate of JPMorgan Chase Bank, N.A. Notwithstanding anything to the contrary contained in the Deposit Agreement (including the ADRs) and, subject to the further limitations set forth in clause (o) of this paragraph (14), the Depositary shall not be responsible for, and shall incur no liability in connection with or arising from, any act or omission to act on the part of the Custodian except to the extent that any Holder has incurred liability directly as a result of the Custodian having (i) committed fraud or willful misconduct in the provision of custodial services to the Depositary or (ii) failed to use reasonable care in the provision of custodial services to the Depositary as determined in accordance with the standards prevailing in the jurisdiction in which the Custodian is located.

The Depositary shall not be liable for the acts or omissions made by, or the insolvency of, any securities depository, clearing agency or settlement system.

(c)          The Depositary, its agents and the Company may rely and shall be protected in acting upon any written notice, request, direction, instruction or document believed by them to be genuine and to have been signed, presented or given by the proper party or parties.

(d)          The Depositary shall be under no obligation to inform Holders or beneficial owners about the requirements of the laws, rules or regulations or any changes therein or thereto of Denmark, the United States or any other country or jurisdiction or of any governmental or regulatory authority or any securities exchange or market or automated quotation system.

(e)          The Depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, for the manner in which any voting instructions are given or deemed to be given in accordance with paragraph (12) hereof, including instructions to give a discretionary proxy to a person designated by the Company, for the manner in which any vote is cast, including, without limitation, any vote cast by a person to whom the Depositary is instructed to grant a discretionary proxy pursuant to paragraph (12) hereof or deemed to have been instructed to grant a discretionary proxy pursuant to paragraph (12) hereof, or for the effect of any such vote.

(f)           The Depositary shall endeavor to effect any sale of securities or other property and any conversion of currency, securities or other property, in each case as is referred to or contemplated in the Deposit Agreement or the form of ADR, in accordance with the Depositary's normal practices and procedures under the circumstances applicable to such sale or conversion, but shall have no liability (in the absence of its own willful default or gross negligence or that of its agents, officers, directors or employees) with respect to the terms of any such sale or conversion, including the price at which such sale or conversion is effected, or if such sale or conversion shall not be practicable, or shall not be believed, deemed or determined to be practicable by the Depositary. Specifically, the Depositary shall not have any liability for the price received in connection with any public or private sale of securities (including, without limitation, for any sale made at a nominal price), the timing thereof or any delay in action or omission to act nor shall it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale.

(g)          The Depositary shall not incur any liability in connection with or arising from any failure, inability or refusal by the Company or any other party, including any share registrar, transfer agent or other agent appointed by the Company, the Depositary or any other party, to process any transfer, delivery or distribution of cash, Shares, other securities or other property, including without limitation upon the termination of the Deposit Agreement, or otherwise to comply with any provisions of the Deposit Agreement that are applicable to it.

(h)          The Depositary may rely upon instructions from the Company or its counsel in respect of any approval or license required for any currency conversion, transfer or distribution.

(i)           The Depositary and its agents may own and deal in any class of securities of the Company and its affiliates and in ADRs.

(j)           Notwithstanding anything to the contrary set forth in the Deposit Agreement or an ADR, the Depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the Deposit Agreement, any Holder or Holders, any ADR or ADRs or otherwise related hereto or thereto to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators.

(k)          None of the Depositary, the Custodian or the Company, or any of their respective directors, officers, employees, agents or affiliates shall be liable for the failure by any Holder or beneficial owner to obtain the benefits of credits or refunds of non-U.S. tax paid against such Holder's or beneficial owner's income tax liability.

(l)           The Depositary is under no obligation to provide the Holders and beneficial owners, or any of them, with any information about the tax status of the Company. None of the Depositary, the Custodian or the Company, or any of their respective directors, officers, employees, agents and affiliates, shall incur any liability for any tax or tax consequences that may be incurred by Holders or beneficial owners on account of their ownership or disposition of the ADRs or ADSs.

(m)         The Depositary shall not incur any liability for the content of any information submitted to it by or on behalf of the Company for distribution to the Holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the Deposited Securities, for the validity or worth of the Deposited Securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the Deposit Agreement or for the failure or timeliness of any notice from the Company.

(n)          Notwithstanding anything herein or in the Deposit Agreement to the contrary, the Depositary and the Custodian(s) may use third-party delivery services and providers of information regarding matters such as, but not limited to, pricing, proxy voting, corporate actions, class action litigation and other services in connection herewith and the Deposit Agreement, and use local agents to provide services such as, but not limited to, attendance at any meetings of security holders of issuers. Although the Depositary and the Custodian will use reasonable care (and cause their agents to use reasonable care) in the selection and retention of such third-party providers and local agents, they will not be responsible for any errors or omissions made by them in providing the relevant information or services.

(o)          The Depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the Depositary or in connection with any matter arising wholly after the removal or resignation of the Depositary.

(p)          The Company has agreed to indemnify the Depositary and its agents under certain circumstances and the Depositary has agreed to indemnify the Company under certain circumstances.

(q)          Notwithstanding any other provision of the Deposit Agreement or this ADR to the contrary, neither the Company nor the Depositary, nor any of their agents, shall be liable to the other for any indirect, special, punitive or consequential damages (collectively "Special Damages") except (i) to the extent such Special Damages arise from the gross negligence or willful misconduct of the party from whom indemnification is sought or (ii) to the extent Special Damages arise from or out of a claim brought by a third party (including, without limitation, Holders) against the Depositary or its agents, except to the extent such Special Damages arise out of the gross negligence or willful misconduct of the party seeking indemnification.

(r)           No provision of the Deposit Agreement or this ADR is intended to constitute a waiver or limitation of any rights which Holders or beneficial owners may have under the Securities Act of 1933 or the Securities Exchange Act of 1934, to the extent applicable.”

SECTION 2.13.         The first sentence of paragraph (16) of the form of ADR attached as Exhibit A to the Deposit Agreement and all outstanding ADRs is replaced with the following:

“Subject to the last sentence of paragraph (2) (Withdrawal of Deposited Securities), the ADRs and the Deposit Agreement may be amended by the Company and the Depositary, provided that any amendment that imposes or increases any fees, charges or expenses (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, the transaction fee per cancellation request (including any cancellation request made through SWIFT, facsimile transmission or any other method of communication) described in paragraph (7)(c)(ii) (Charges of Depositary) of the form of ADR, applicable delivery expenses or other such fees, charges or expenses), or that shall otherwise prejudice any substantial existing right of Holders or beneficial owners, shall become effective thirty (30) days after notice of such amendment shall have been given to the Holders.”

SECTION 2.14.         The following sentence shall be inserted after the first sentence of paragraph (17) of the form of ADR attached as Exhibit A to the Deposit Agreement and all outstanding ADRs and the sentences following such new second sentence shall be moved to a new paragraph:

“Notwithstanding anything to the contrary herein, the Depositary may terminate the Deposit Agreement (a) without notice to the Company, but subject to giving thirty (30) days' notice to the Holders, under the following circumstances: (w) in the event of the Company's bankruptcy or insolvency, (x) if the Shares cease to be listed on an internationally recognized stock exchange, (y) if the Company effects (or will effect) a redemption of all or substantially all of the Deposited Securities, or a cash or share distribution representing a return of all or substantially all of the value of the Deposited Securities, or (z) there occurs a merger, consolidation, sale of assets or other transaction as a result of which securities or other property are delivered in exchange for or in lieu of Deposited Securities, and (b) immediately without prior notice to the Company, any Holder or beneficial owner or any other person if required by any law, rule or regulation or any governmental authority or body, or the Depositary would be subject to liability under or pursuant to any law, rule or regulation, or by any governmental authority or body, in each case as determined by the Depositary in its reasonable discretion.”

SECTION 2.15.         Paragraph (18) of the form of ADR attached as Exhibit A to the Deposit Agreement and all outstanding ADRs is replaced in its entirety with the following:

“(18) Appointment; Acknowledgments and Agreements. Each Holder and each beneficial owner, upon acceptance of any ADSs or ADRs (or any interest in any of them) issued in accordance with the terms and conditions of the Deposit Agreement shall be deemed for all purposes to (a) be a party to and bound by the terms of the Deposit Agreement and the applicable ADR(s), (b) appoint the Depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the Deposit Agreement and the applicable ADR(s), to adopt any and all procedures necessary to comply with applicable law and to take such action as the Depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the Deposit Agreement and the applicable ADR(s), the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof, and (c) acknowledge and agree that (i) nothing in the Deposit Agreement or any ADR shall give rise to a partnership or joint venture among the parties thereto, nor establish a fiduciary or similar relationship among such parties, (ii) the Depositary, its divisions, branches and affiliates, and their respective agents, may from time to time be in the possession of non-public information about the Company, Holders, beneficial owners and/or their respective affiliates, (iii) the Depositary and its divisions, branches and affiliates may at any time have multiple banking relationships with the Company, Holders, beneficial owners and/or the affiliates of any of them, (iv) the Depositary and its divisions, branches and affiliates may, from time to time, be engaged in transactions in which parties adverse to the Company or the Holders or beneficial owners and/or their respective affiliates may have interests, (v) nothing contained in the Deposit Agreement or any ADR(s) shall (A) preclude the Depositary or any of its divisions, branches or affiliates from engaging in any such transactions or establishing or maintaining any such relationships, or (B) obligate the Depositary or any of its divisions, branches or affiliates to disclose any such transactions or relationships or to account for any profit made or payment received in any such transactions or relationships, (vi) the Depositary shall not be deemed to have knowledge of any information held by any branch, division or affiliate of the Depositary and (vii) notice to a Holder shall be deemed, for all purposes of the Deposit Agreement and this ADR, to constitute notice to any and all beneficial owners of the ADSs evidenced by such Holder's ADRs. For all purposes under the Deposit Agreement and this ADR, the Holder hereof shall be deemed to have all requisite authority to act on behalf of any and all beneficial owners of the ADSs evidenced by this ADR.”

SECTION 2.16.         Paragraph (19) of the form of ADR attached as Exhibit A to the Deposit Agreement and all outstanding ADRs is replaced in its entirety with the following:

“(19) Waiver. EACH PARTY TO THE DEPOSIT AGREEMENT (INCLUDING, FOR AVOIDANCE OF DOUBT, EACH HOLDER AND BENEFICIAL OWNER OF, AND/OR HOLDER OF INTERESTS IN, ADSS OR ADRS) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING AGAINST THE DEPOSITARY AND/OR THE COMPANY DIRECTLY OR INDIRECTLY ARISING OUT OF, BASED ON OR RELATING IN ANY WAY TO THE SHARES OR OTHER DEPOSITED SECURITIES, THE ADSs OR THE ADRs, THE DEPOSIT AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREIN OR THEREIN, OR THE BREACH HEREOF OR THEREOF (WHETHER BASED ON CONTRACT, TORT, COMMON LAW OR ANY OTHER THEORY), INCLUDING, WITHOUT LIMITATION, ANY SUIT, ACTION, CLAIM OR PROCEEDING UNDER THE UNITED STATES FEDERAL SECURITIES LAWS. No provision of the Deposit Agreement or this ADR is intended to constitute a waiver or limitation of any rights that a Holder or any beneficial owner may have under the Securities Act of 1933 or the Securities Exchange Act of 1934, to the extent applicable.”

SECTION 2.17.         The following new paragraph (20) is inserted after paragraph (19) of the form of ADR attached as Exhibit A to the Deposit Agreement and all outstanding ADRs:

“(20) Jurisdiction. By holding or owning an ADR or ADS or an interest therein, Holders and beneficial owners each irrevocably agree that any legal suit, action or proceeding against or involving Holders or beneficial owners brought by the Company or the Depositary, arising out of or based upon the Deposit Agreement, the ADSs, the ADRs or the transactions contemplated therein, herein, thereby or hereby, may be instituted in a federal or state court in New York, New York, and by holding or owning an ADR or ADS or an interest therein each irrevocably waives any objection that it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding.

By holding or owning an ADR or ADS or an interest therein, Holders and beneficial owners each also irrevocably agree that any legal suit, action or proceeding against or involving the Depositary and/or the Company brought by Holders or beneficial owners, arising out of or based upon the Deposit Agreement, the ADSs, the ADRs or the transactions contemplated therein, herein, thereby or hereby, including, without limitation, claims under the Securities Act of 1933, may be instituted only in the United States District Court for the Southern District of New York (or in the state courts of New York County in New York if either (i) the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute or (ii) the designation of the United States District Court for the Southern District of New York as the exclusive forum for any particular dispute is, or becomes, invalid, illegal or unenforceable).”

SECTION 2.18.         The “Table of Contents” of the Deposit Agreement is amended to reflect the amendments to the Section headings of the Deposit Agreement and the paragraph headings of the form of ADR attached as Exhibit A to the Deposit Agreement set forth in this Article II and the page references included therein are updated to reflect the same.

SECTION 2.19.         The form of ADR attached as Exhibit A to the Deposit Agreement and all ADRs issued prior to or subsequent to the date hereof (including, without limitation, the terms of each ADS issued prior to or subsequent to the date hereof) are amended and restated to reflect the amendments set forth in this Article II and read as set forth in Exhibit A attached hereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.01.         Representations and Warranties. The Company represents and warrants to, and agrees with, the Depositary, that:

(a)           This Amendment, when executed and delivered by the Company, will be duly and validly authorized, executed and delivered by the Company, and it and the Deposit Agreement as amended hereby constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and

(b)           In order to ensure the legality, validity, enforceability or admissibility into evidence of this Amendment or the Deposit Agreement as amended hereby, neither of such agreements need to be filed or recorded with any court or other authority in Denmark, nor does any stamp or similar tax or governmental charge need to be paid in Denmark on or in respect of such agreements.

ARTICLE IV

MISCELLANEOUS

SECTION 4.01.         Effective Date. This Amendment is dated as of the date set forth above and shall be effective as of the date hereof. After the effective date, each Holder and beneficial owner shall, in all respect be deemed, by continuing to hold ADSs, to have consented and agreed to this Amendment and to be subject to and bound by all of the terms and conditions of the Deposit Agreement, as amended by this Amendment.

SECTION 4.02.         Ratification; Rights and Obligations; Conflicts. By executing this Amendment, the parties hereto ratify and confirm the terms of the Deposit Agreement, as modified by the terms of this Amendment. Other than set forth herein, nothing in this Amendment shall affect any of the respective rights and obligations of any of the parties hereto under the Deposit Agreement. . If there shall be any conflict in the terms and conditions of the Deposit Agreement and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall control and be binding.

SECTION 4.03.         Outstanding ADRs. ADRs issued prior to or subsequent to the date hereof (including, without limitation, the terms of each ADS issued prior to or subsequent to the date hereof), which do not reflect the amendments and changes to the form of ADR effected hereby, are hereby deemed amended to reflect such changes to the form of ADR effected hereto and to conform to the form of ADR set forth in Exhibit A attached hereto, and do not need to be called in for exchange and may remain outstanding until such time as the Holders thereof choose to surrender them for any reason under the Deposit Agreement.

SECTION 4.04.         Indemnification and Exoneration. The indemnification provisions contained in Section 16 of the Deposit Agreement and the exoneration provisions contained in paragraph (14) of the form of ADR attached as Exhibit A to the Deposit Agreement are each incorporated herein by this reference and deemed to be a part hereof and applicable hereto as if directly set forth herein, and such provisions shall apply to any and all losses, liabilities, expenses and/or damages the Depositary and/or Custodian incur or suffer in connection with, as a result or by reason of, the terms of this Amendment and the transactions contemplated herein.

SECTION 4.05.         Governing Law. This This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to the application of the conflict of law principles thereof.

SECTION 4.06.         Incorporation by Reference. The provisions of Sections 17 through 19 of the Deposit Agreement are incorporated herein by this reference and are deemed to be a part hereof and applicable hereto as if directly set forth herein.

SECTION 4.07.         Counterparts. This Amendment may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument. Delivery of an executed signature page of this Amendment by facsimile or other electronic transmission (including “.pdf”, “.tif” or similar format) shall be effective as delivery of a manually executed counterpart hereof.

[Signature page follows.]

IN WITNESS WHEREOF, NOVO NORDISK A/S and JPMORGAN CHASE BANK, N.A. have duly executed this Amendment No. 2 to Deposit Agreement as of the day and year first above set forth and all holders of ADRs shall become parties hereto.

NOVO NORDISK A/S

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:

[Signature Page to Amendment No. 2 to Amended and Restated Deposit Agreement.]

EXHIBIT A

TO

AMENDMENT NO. 2 TO DEPOSIT AGREEMENT

ANNEXED TO AND INCORPORATED IN

DEPOSIT AGREEMENT

[FORM OF FACE OF ADR]

Number	No. of ADSs:

Each ADS represents
One Share

CUSIP:

AMERICAN DEPOSITARY RECEIPT

evidencing

AMERICAN DEPOSITARY SHARES

representing

DEPOSITED B SHARES

of

NOVO NORDISK A/S

(Incorporated under the laws of Denmark)

JPMORGAN CHASE BANK, N.A., a national banking association organized under the laws of the United States of America, as depositary hereunder (the "Depositary"), hereby certifies that ____________ is the registered owner (a "Holder") of ____________ American Depositary Shares ("ADSs"), each (subject to paragraph (13)) representing one Share (including the rights to receive Shares described in paragraph (1), "Shares" and, together with any other securities, cash or property from time to time held by the Depositary in respect or in lieu of deposited Shares, the "Deposited Securities"), of Novo Nordisk A/S, a corporation organized under the laws of Denmark (the "Company"), deposited under the Amended and Restated Deposit Agreement dated as of August 11, 2010, (as amended from time to time, the "Deposit Agreement") among the Company, the Depositary and all Holders from time to time of American Depositary Receipts issued thereunder ("ADRs"), each of whom by accepting an ADR becomes a party thereto. The Deposit Agreement and this ADR (which includes the provisions set forth on the reverse hereof) shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to the application of the conflict of law principles thereof. All capitalized terms used herein, and not defined herein, shall have the meanings ascribed to such terms in the Deposit Agreement.

(1)           Issuance of ADSs. This ADR is one of the ADRs issued under the Deposit Agreement. Subject to paragraph (4), the Depositary may so issue ADRs for delivery at the Transfer Office (defined in paragraph (3)) only against deposit of: (a) Shares in form satisfactory to the Custodian; or (b) rights to receive Shares from the Company or any registrar, transfer agent, clearing agent or other entity recording Share ownership or transactions. In its capacity as Depositary, the Depositary shall not lend Shares or ADSs.

Every person depositing Shares under the Deposit Agreement represents and warrants that:

(a)	such Shares and the certificates therefor are duly authorized, validly issued and outstanding, fully paid, nonassessable and legally obtained by such person,

(b)	all pre-emptive and comparable rights, if any, with respect to such Shares have been validly waived or exercised,

(c)	the person making such deposit is duly authorized so to do,

(d)	the Shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim and

(e)	such Shares (A) are not "restricted securities" as such term is defined in Rule 144 under the Securities Act of 1933 ("Restricted Securities") unless at the time of deposit the requirements of paragraphs (c), (e), (f) and (h) of Rule 144 shall not apply and such Shares may be freely transferred and may otherwise be offered and sold freely in the United States or (B) have been registered under the Securities Act of 1933. To the extent the person depositing Shares is an "affiliate" of the Company as such term is defined in Rule 144, the person also represents and warrants that upon the sale of the ADSs, all of the provisions of Rule 144 that enable the Shares to be freely sold (in the form of ADSs) will be fully complied with and, as a result thereof, all of the ADSs issued in respect of such Shares will not be on the sale thereof, Restricted Securities.

Such representations and warranties shall survive the deposit and withdrawal of Shares and the issuance and cancellation of ADSs in respect thereof and the transfer of such ADSs. If any of the representations or warranties are incorrect in any way, the Company and the Depositary may, at the cost of the breaching Holder (including, without limitation, any Holder acting on behalf of a third party) and/or beneficial owner, take any and all actions necessary to correct the consequences of such misrepresentation.

The Depositary will not knowingly accept for deposit under the Deposit Agreement any Shares required to be registered under the Securities Act of 1933 and not so registered. The Depositary may refuse to accept for such deposit any Shares identified by the Company in order to facilitate compliance with the requirements of the securities laws, rules and regulations of the United States, including, without limitation, the Securities Act of 1933 and the rules and regulations made thereunder.

(2)           Withdrawal of Deposited Securities. Subject to paragraphs (4) and (5), upon surrender for cancellation of (i) a certificated ADR in form satisfactory to the Depositary at the Transfer Office (defined in paragraph (3)) or (ii) proper instructions and documentation in the case of a Direct Registration ADR, the Holder hereof is entitled to delivery at, or to the extent in dematerialized form from, the Custodian’s office of the Deposited Securities at the time represented by the ADSs evidenced by this ADR. At the request, risk and expense of the Holder hereof, the Depositary may deliver such Deposited Securities at such other place as may have been requested by the Holder. Notwithstanding any other provision of the Deposit Agreement or this ADR, the withdrawal of Deposited Securities may be restricted only for the reasons set forth in General Instruction I.A.(1) of Form F-6 (as such instructions may be amended from time to time) under the Securities Act of 1933.

(3)           Transfers of ADRs. The Depositary or its agent will keep, at a designated transfer office (the "Transfer Office"), (a) a register (the "ADR Register") for the registration, registration of transfer, combination and split-up of ADRs, and, in the case of Direct Registration ADRs, shall include the Direct Registration System, which at all reasonable times will be open for inspection by Holders and the Company for the purpose of communicating with Holders in the interest of the Company or a matter relating to the Deposit Agreement and (b) facilities for the delivery and receipt of ADRs. The term ADR Register includes the Direct Registration System. Title to this ADR (and to the Deposited Securities represented by the ADSs evidenced hereby), when properly endorsed (in the case of ADRs in certificated form) or upon delivery to the Depositary of proper instruments of transfer, is transferable by delivery with the same effect as in the case of negotiable instruments under the laws of the State of New York; provided that the Depositary, notwithstanding any notice to the contrary, may treat the person in whose name this ADR is registered on the ADR Register as the absolute owner hereof for all purposes and neither the Depositary nor the Company will have any obligation or be subject to any liability under the Deposit Agreement to any holder of an ADR, unless such holder is the Holder thereof. Subject to paragraphs (4) and (5), this ADR is transferable on the ADR Register and may be split into other ADRs or combined with other ADRs into one ADR, evidencing the aggregate number of ADSs surrendered for split-up or combination, by the Holder hereof or by duly authorized attorney upon surrender of this ADR at the Transfer Office properly endorsed (in the case of ADRs in certificated form) or upon delivery to the Depositary of proper instruments of transfer and duly stamped as may be required by applicable law; provided that the Depositary may close the ADR Register at any time or from time to time when deemed expedient by it or, in the case of the issuance book portion of the ADR Register, when reasonably requested by the Company solely in order to enable the Company to comply with applicable law. At the request of a Holder, the Depositary shall, for the purpose of substituting a certificated ADR with a Direct Registration ADR, or vice versa, execute and deliver a certificated ADR or a Direct Registration ADR, as the case may be, for any authorized number of ADSs requested, evidencing the same aggregate number of ADSs as those evidenced by the certificated ADR or Direct Registration ADR, as the case may be, substituted.

(4)           Certain Limitations. Prior to the issue, registration, registration of transfer, split-up or combination of any ADR, the delivery of any distribution in respect thereof, or, subject to the last sentence of paragraph (2), the withdrawal of any Deposited Securities, and from time to time in the case of clause (b)(ii) of this paragraph (4), the Company, the Depositary or the Custodian may require: (a) payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of Shares or other Deposited Securities upon any applicable register and (iii) any applicable charges as provided in paragraph (7) of this ADR; (b) the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing Deposited Securities and terms of the Deposit Agreement and this ADR, as it may deem necessary or proper; and (c) compliance with such regulations as the Depositary may establish consistent with the Deposit Agreement. The issuance of ADRs, the acceptance of deposits of Shares, the registration, registration of transfer, split-up or combination of ADRs or, subject to the last sentence of paragraph (2), the withdrawal of Deposited Securities may be suspended, generally or in particular instances, when the ADR Register or any register for Deposited Securities is closed or when any such action is deemed advisable by the Depositary.

(5)           Taxes. If any tax or other governmental charges (including any penalties and/or interest) shall become payable by or on behalf of the Custodian or the Depositary with respect to this ADR, any Deposited Securities represented by the ADSs evidenced hereby or any distribution thereon, such tax or other governmental charge shall be paid by the Holder hereof to the Depositary and by holding or having held an ADR the Holder and all prior Holders hereof, jointly and severally, agree to indemnify, defend and save harmless each of the Depositary and its agents in respect thereof. The Depositary may refuse to effect any registration, registration of transfer, split-up or combination hereof or, subject to the last sentence of paragraph (2), any withdrawal of such Deposited Securities until such payment is made. The Depositary may also deduct from any distributions on or in respect of Deposited Securities, or may sell by public or private sale for the account of the Holder hereof any part or all of such Deposited Securities (after attempting by reasonable means to notify the Holder hereof prior to such sale), and may apply such deduction or the proceeds of any such sale in payment of such tax or other governmental charge, the Holder hereof remaining liable for any deficiency, and shall reduce the number of ADSs evidenced hereby to reflect any such sales of Deposited Securities. In connection with any distribution to Holders, the Company will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by the Company; and the Depositary and the Custodian will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by the Depositary or the Custodian. If the Depositary determines that any distribution in property other than cash (including Shares or rights) on Deposited Securities is subject to any tax that the Depositary or the Custodian is obligated to withhold, the Depositary may dispose of all or a portion of such property in such amounts and in such manner as the Depositary deems necessary and practicable to pay such taxes, by public or private sale, and the Depositary shall distribute the net proceeds of any such sale or the balance of any such property after deduction of such taxes to the Holders entitled thereto. Each Holder of an ADR or an interest therein agrees to indemnify the Depositary, the Company, the Custodian and any of their respective directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained.

(6)           Disclosure of Interests. To the extent that the provisions of or governing any Deposited Securities may require disclosure of or impose limits on beneficial or other ownership of Deposited Securities, other Shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, Holders and all persons holding ADRs agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable Company instructions in respect thereof. The Company reserves the right to instruct Holders to deliver their ADSs for cancellation and withdrawal of the Deposited Securities so as to permit the Company to deal directly with the Holder thereof as a holder of Shares and Holders agree to comply with such instructions. The Depositary agrees to cooperate with the Company in its efforts to inform Holders of the Company’s exercise of its rights under this paragraph and agrees to consult with, and provide reasonable assistance without risk, liability or expense on the part of the Depositary, to the Company on the manner or manners in which it may enforce such rights with respect to any Holder. The Company may from time to time request Holders or beneficial owners of an interest in ADRs to provide information as to the capacity in which such Holders own or owned ADRs and regarding the identity of any other persons then or previously having a beneficial interest in such ADRs and the nature of such interest and various other matters. Each Holder agrees to provide any information requested by the Company or the Depositary pursuant to this paragraph (6). The Depositary agrees to comply with reasonable written instructions received from time to time from the Company requesting that the Depositary forward any such requests to the Holders and to forward to the Company any responses to such requests received by the Depositary.

(7)           Charges of Depositary.

(a)           Rights of the Depositary. The Depositary may charge, and collect from, (i) each person to whom ADSs are issued, including, without limitation, issuances against deposits of Shares, issuances in respect of Share Distributions, Rights and Other Distributions (as such terms are defined in paragraph (10) (Distributions on Deposited Securities)), issuances pursuant to a stock dividend or stock split declared by the Company, or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or the Deposited Securities, and (ii) each person surrendering ADSs for withdrawal of Deposited Securities or whose ADSs are cancelled or reduced for any other reason, a fee of up to U.S.$5.00 for each 100 ADSs (or portion thereof) issued, delivered, reduced, cancelled or surrendered, or upon which a Share Distribution or elective distribution is made or offered (as the case may be). The Depositary may sell (by public or private sale) sufficient securities and property received in respect of Share Distributions, Rights and Other Distributions prior to such deposit to pay such charge.

(b)           Additional Fees, Charges and Expenses by the Depositary. The following additional fees, charges and expenses shall also be incurred by the Holders, the beneficial owners, by any party depositing or withdrawing Shares or by any party surrendering ADSs and/or to whom ADSs are issued (including, without limitation, issuances pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the ADSs or the Deposited Securities or a distribution of ADSs pursuant to paragraph (10) (Distributions on Deposited Securities)), whichever is applicable:

(i)	a fee of up to U.S.$0.05 per ADS held for any Cash distribution made, or for any elective cash/stock dividend offered, pursuant to the Deposit Agreement,

(ii)	a fee of up to U.S.$0.05 per ADS held for the direct or indirect distribution of securities (other than ADSs or rights to purchase additional ADSs pursuant to paragraph (10) hereof) or the net cash proceeds from the public or private sale of any such securities, regardless of whether any such distribution and/or sale is made by, for, or received from, or (in each case) on behalf of, the Depositary, the Company and/or any third party (which fee may be assessed against Holders as of a record date set by the Depositary),

(iii)	an aggregate fee of up to U.S.$0.05 per ADS per calendar year (or portion thereof) for services performed by the Depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against Holders as of the record date or record dates set by the Depositary during each calendar year and shall be payable at the sole discretion of the Depositary by billing such Holders or by deducting such charge from one or more cash dividends or other cash distributions), and

(iv)	an amount for the reimbursement of such charges and expenses as are incurred by the Depositary and/or any of its agents (including, without limitation, the Custodian, as well as charges and expenses incurred on behalf of Holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in connection with the servicing of the Shares or other Deposited Securities, the sale of securities (including, without limitation, Deposited Securities), the delivery of Deposited Securities or otherwise in connection with the Depositary's or its Custodian's compliance with applicable law, rule or regulation (which charges and expenses may be assessed on a proportionate basis against Holders as of the record date or dates set by the Depositary and shall be payable at the sole discretion of the Depositary by billing such Holders or by deducting such charge or expense from one or more cash dividends or other cash distributions).

(c)           Other Obligations, Fees, Charges and Expenses. The Company will pay all other fees, charges and expenses of the Depositary and any agent of the Depositary (except the Custodian) pursuant to agreements from time to time between the Company and the Depositary, except:

(i)	stock transfer or other taxes and other governmental charges (which are payable by Holders or persons depositing Shares);

(ii)	a transaction fee per cancellation request (including any cancellation request made through SWIFT, facsimile transmission or any other method of communication) as disclosed on the "Disclosures" page (or successor page) of www.adr.com (as updated by the Depositary from time to time, "ADR.com") and any applicable delivery expenses (which are payable by such persons or Holders); and

(iii)	transfer or registration expenses for the registration or transfer of Deposited Securities on any applicable register in connection with the deposit or withdrawal of Deposited Securities (which are payable by persons depositing Shares or Holders withdrawing Deposited Securities).

(d)           Foreign Exchange Related Matters. To facilitate the administration of various depositary receipt transactions, including disbursement of dividends or other cash distributions and other corporate actions, the Depositary may engage the foreign exchange desk within JPMorgan Chase Bank, N.A. (the "Bank") and/or its affiliates in order to enter into spot foreign exchange transactions to convert foreign currency into U.S. dollars ("FX Transactions"). For certain currencies, FX Transactions are entered into with the Bank or an affiliate, as the case may be, acting in a principal capacity. For other currencies, FX Transactions are routed directly to and managed by an unaffiliated local custodian (or other third-party local liquidity provider), and neither the Bank nor any of its affiliates is a party to such FX Transactions.

The foreign exchange rate applied to an FX Transaction will be either (i) a published benchmark rate, or (ii) a rate determined by a third-party local liquidity provider, in each case plus or minus a spread, as applicable. The Depositary will disclose which foreign exchange rate and spread, if any, apply to such currency on the "Disclosures" page (or successor page) of ADR.com. Such applicable foreign exchange rate and spread may (and neither the Depositary, the Bank nor any of their affiliates is under any obligation to ensure that such rate does not) differ from rates and spreads at which comparable transactions are entered into with other customers or the range of foreign exchange rates and spreads at which the Bank or any of its affiliates enters into foreign exchange transactions in the relevant currency pair on the date of the FX Transaction. Additionally, the timing of execution of an FX Transaction varies according to local market dynamics, which may include regulatory requirements, market hours and liquidity in the foreign exchange market or other factors. Furthermore, the Bank and its affiliates may manage the associated risks of their position in the market in a manner they deem appropriate without regard to the impact of such activities on the Company, the Depositary, Holders or beneficial owners. The spread applied does not reflect any gains or losses that may be earned or incurred by the Bank and its affiliates as a result of risk management or other hedging related activity.

Notwithstanding the foregoing, to the extent the Company provides U.S. dollars to the Depositary, neither the Bank nor any of its affiliates will execute an FX Transaction as set forth herein. In such case, the Depositary will distribute the U.S. dollars received from the Company.

Further details relating to the applicable foreign exchange rate, the applicable spread and the execution of FX Transactions will be provided by the Depositary on ADR.com. The Company, Holders and beneficial owners each acknowledge and agree that the terms applicable to FX Transactions disclosed from time to time on ADR.com will apply to any FX Transaction executed pursuant to the Deposit Agreement.

(e)            The right of the Depositary to charge and receive payment of fees, charges and expenses as provided above shall survive the termination of the Deposit Agreement. Upon the resignation or removal of the Depositary, such right shall extend for those fees, charges and expenses incurred prior to the effectiveness of such resignation or removal.

(f)            Disclosure of Potential Depositary Payments. The Depositary anticipates reimbursing the Company for certain expenses incurred by the Company that are related to the establishment and maintenance of the ADR program upon such terms and conditions as the Company and the Depositary may agree from time to time. The Depositary may make available to the Company a set amount or a portion of the Depositary fees charged in respect of the ADR program or otherwise upon such terms and conditions as the Company and the Depositary may agree from time to time.

(g)           The Depositary may agree to reduce or waive certain fees, charges and expenses provided herein and in the Deposit Agreement, including, without limitation, those described in this paragraph (7) that would normally be charged on ADSs issued to or at the direction of, or otherwise held by, the Company and/ or certain Holders and beneficial owners and holders and beneficial owners of Shares of the Company.

(8)           Available Information. The Deposit Agreement, the provisions of or governing Deposited Securities and any written communications from the Company, which are both received by the Custodian or its nominee as a holder of Deposited Securities and made generally available to the holders of Deposited Securities, are available for inspection by Holders at the offices of the Depositary and the Custodian and at the Transfer Office. The Depositary will distribute copies of such communications (or English translations or summaries thereof) to Holders when furnished by the Company. The Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934 and accordingly files certain reports with the United States Securities and Exchange Commission (the "Commission"). Such reports and other information may be inspected and copied through the Commission’s EDGAR system or at public reference facilities maintained by the Commission located at the date hereof at 100 F Street, NE, Washington, DC 20549.

(9)           Execution. This ADR shall not be valid for any purpose unless executed by the Depositary by the manual or facsimile signature of a duly authorized officer of the Depositary.

Dated:

JPMORGAN CHASE BANK, N.A., as Depositary

By
Authorized Officer

The Depositary’s office is located at 383 Madison Avenue, Floor 11, New York, New York 10179.

[FORM OF REVERSE OF ADR]

(10)         Distributions on Deposited Securities. Subject to paragraphs (4) and (5), to the extent practicable, the Depositary will distribute to each Holder entitled thereto on the record date set by the Depositary therefor at such Holder’s address shown on the ADR Register, in proportion to the number of Deposited Securities (on which the following distributions on Deposited Securities are received by the Custodian) represented by ADSs evidenced by such Holder’s ADRs: (a) Cash. Any U.S. dollars available to the Depositary resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof authorized in this paragraph (10) ("Cash"), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain Holders, and (iii) deduction of the Depositary’s and/or its agents’ fees and expenses in (1) converting any foreign currency to U.S. dollars by sale or in such other manner as the Depositary may determine to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the Depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. (b) Shares. (i) Additional ADRs evidencing whole ADSs representing any Shares available to the Depositary resulting from a dividend or free distribution on Deposited Securities consisting of Shares (a "Share Distribution") and (ii) U.S. dollars available to it resulting from the net proceeds of sales of Shares received in a Share Distribution, which Shares would give rise to fractional ADSs if additional ADRs were issued therefor, as in the case of Cash. (c) Rights. (i) Warrants or other instruments in the discretion of the Depositary representing rights to acquire additional ADRs in respect of any rights to subscribe for additional Shares or rights of any nature available to the Depositary as a result of a distribution on Deposited Securities ("Rights"), to the extent that the Company timely furnishes to the Depositary evidence satisfactory to the Depositary that the Depositary may lawfully distribute the same (the Company has no obligation to so furnish such evidence), or (ii) to the extent the Company does not so furnish such evidence and sales of Rights are practicable, any U.S. dollars available to the Depositary from the net proceeds of sales of Rights as in the case of Cash, or (iii) to the extent the Company does not so furnish such evidence and such sales cannot practicably be accomplished by reason of the nontransferability of the Rights, limited markets therefor, their short duration or otherwise, nothing (and any Rights may lapse). (d) Other Distributions. (i) Securities or property available to the Depositary resulting from any distribution on Deposited Securities other than Cash, Share Distributions and Rights ("Other Distributions"), by any means that the Depositary may deem equitable and practicable, or (ii) to the extent the Depositary deems distribution of such securities or property not to be equitable and practicable, any U.S. dollars available to the Depositary from the net proceeds of sales of Other Distributions as in the case of Cash. Such U.S. dollars available will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the Depositary in accordance with its then current practices.

To the extent that any of the Deposited Securities is not or shall not be entitled, by reason of its date of issuance, or otherwise, to receive the full amount of any cash dividend, distribution, or net proceeds of sales as contemplated by clause (a) of the prior paragraph, the Depositary shall make appropriate adjustments in the amounts distributed to the Holders issued in respect of such Deposited Securities. To the extent the Company or the Depositary shall be required to withhold and does withhold from any cash dividend, distribution or net proceeds from sales in respect of any Deposited Securities an amount on account of taxes, the amount distributed on the ADSs issued in respect of such Deposited Securities shall be reduced accordingly.

To the extent the Depositary determines in its discretion that it would not be permitted by applicable law, rule or regulation, or it would not otherwise be practicable, to convert foreign currency into U.S. dollars and/or distribute such U.S. dollars to any or all of the Holders entitled thereto, the Depositary may in its discretion distribute some or all of the foreign currency received by the Depositary as it deems permissible and practicable to, or retain and hold such foreign currency uninvested and without liability for interest thereon for the respective accounts of, the Holders entitled to receive the same.

To the extent that the Depositary determines in its discretion that any distribution pursuant to this paragraph (10) (Distributions on Deposited Securities) would not be permissible by applicable law, rule or regulation, or is not otherwise practicable with respect to any or all Holders, the Depositary may in its discretion make such distribution as it so deems permissible and practicable, including the distribution of some or all of any Cash, foreign currency, securities or other property (or appropriate documents evidencing the right to receive some or all of any such Cash, foreign currency, securities or other property), and/or the Depositary may retain and hold some or all of such Cash, foreign currency, securities or other property as Deposited Securities with respect to the applicable Holders' ADRs (without liability for interest thereon or the investment thereof).

To the extent the Depositary retains and holds any Cash, foreign currency, securities or other property as permitted under this paragraph (10) (Distributions on Deposited Securities), any and all fees, charges and expenses related to, or arising from, the holding thereof (including, but not limited to those provided in paragraph (7) of this Form of ADR (Charges of Depositary)) shall be paid from such Cash, foreign currency, securities or other property, or the net proceeds from the sale thereof, thereby reducing the amount so held hereunder.

The Depositary reserves the right to utilize a division, branch or affiliate of JPMorgan Chase Bank, N.A. to direct, manage and/or execute any public and/or private sale of securities and/or property hereunder. Such division, branch and/or affiliate may charge the Depositary a fee in connection with such sales, which fee is considered an expense of the Depositary contemplated above and/or under paragraph (7) (Charges of Depositary). All purchases and sales of securities will be handled by the Depositary in accordance with its then current policies, which are currently set forth on the "Disclosures" page (or successor page) of ADR.com, the location and contents of which the Depositary shall be solely responsible for.

(11)         Record Dates. Whenever the Depositary shall receive notice of the fixing of a record date by the Company for the determination of holders of Deposited Securities entitled to receive any distribution (whether in cash, Shares, rights, or other distribution), or whenever for any reason the Depositary causes a change in the number of Shares that are represented by each ADS, or whenever the Depositary shall receive notice of any meeting of, or solicitation of consents or proxies of, holders of Shares or other Deposited Securities, or whenever the Depositary shall find it necessary or convenient in connection with the giving of any notice, solicitation of any consent or any other matter, the Depositary may fix a record date (which, to the extent applicable, shall be as near as practicable to any corresponding record date set by the Company) for the determination of the Holders who shall be responsible for the fee assessed by the Depositary for administration of the ADR program and for any expenses provided for in paragraph (7) hereof as well as for the determination of the Holders who shall be entitled to receive any distribution on or in respect of Deposited Securities, to give instructions for the exercise of any voting rights, to receive any notice or to act in respect of other matters and only such Holders shall be so entitled or obligated.

(12)         Voting of Deposited Securities. As soon as practicable after receipt of notice of any meeting at which the holders of Shares are entitled to vote, or of solicitation of consents or proxies from holders of Shares or other Deposited Securities, the Depositary shall fix the ADS record date in accordance with paragraph (11) above provided that if the Depositary receives a written request from the Company in a timely manner and at least thirty (30) days prior to the date of such vote or meeting, the Depositary shall, at the Company's expense, distribute to Holders a notice (the "Voting Notice") stating (i) final information particular to such vote and meeting and any solicitation materials, (ii) that each Holder on the record date set by the Depositary will, subject to any applicable provisions of the laws of Denmark, be entitled to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Deposited Securities represented by the ADSs evidenced by such Holder's ADRs and (iii) the manner in which such instructions may be given or deemed as provided below, including instructions to give a discretionary proxy to a person designated by the Company. Each Holder shall be solely responsible for the forwarding of Voting Notices to the beneficial owners of ADSs registered in such Holder's name. Following actual receipt by the ADR department responsible for proxies and voting of Holders' instructions (including, without limitation, instructions of any entity or entities acting on behalf of the nominee for DTC), the Depositary shall, in the manner and on or before the time established by the Depositary for such purpose, endeavor to vote or cause to be voted the Deposited Securities represented by the ADSs evidenced by such Holders' ADRs in accordance with such instructions insofar as practicable and permitted under the provisions of or governing Deposited Securities. The Depositary will not itself exercise any voting discretion in respect of any Deposited Securities.

If the Depositary timely receives voting instructions from a Holder which fail to specify the manner in which the Depositary is to vote the Deposited Securities represented by such Holder’s ADSs, the Depositary will deem such Holder (unless otherwise specified in the notice distributed to Holders) to have instructed the Depositary to vote in favor of the items set forth in such voting instructions. Deposited Securities represented by ADSs for which no timely voting instructions are received by the Depositary from the Holder shall not be voted. Notwithstanding anything else contained herein, the Depositary shall, if so requested in writing by the Company, represent all Deposited Securities (whether or not voting instructions have been received in respect of such Deposited Securities from Holders as of record date established for such purpose) for the sole purpose of establishing quorum at a meeting of shareholders; provided, however that the Depositary shall not represent or present for quorum purposes any Deposit Securities for which voting instructions were not received unless and until the Depositary has been provided with an opinion of counsel to the Company, in form and substance satisfactory to the Depositary, to the effect that (a) the representation and presentation of such Deposited Securities for purposes of establishing a quorum does not subject the Depositary to any reporting obligations under Danish law, rule or regulation, (b) the presentation of such Deposited Securities will not result in a violation of Danish law, rule, regulation or permit, and (c) the voting arrangement as contemplated herein will be given effect under Danish laws, rules and regulations.

There is no guarantee that Holders generally or any Holder in particular will receive the notice described above with sufficient time to enable such Holder to return any voting instructions to the Depositary in a timely manner.

Notwithstanding anything contained in the Deposit Agreement or any ADR, the Depositary may, to the extent not prohibited by law or regulations, or by the requirements of the stock exchange on which the ADSs are listed, in lieu of distribution of the materials provided to the Depositary in connection with any meeting of, or solicitation of consents or proxies from, holders of Deposited Securities, distribute to the Holders a notice that provides Holders with, or otherwise publicizes to Holders, instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials). Holders are strongly encouraged to forward their voting instructions as soon as possible. Voting instructions will not be deemed received until such time as the ADR department responsible for proxies and voting has received such instructions notwithstanding that such instructions may have been physically received by JPMorgan Chase Bank, N.A., as Depositary, prior to such time.

(13)         Changes Affecting Deposited Securities. Subject to paragraphs (4) and (5), the Depositary may, in its discretion, amend this ADR or distribute additional or amended ADRs (with or without calling this ADR for exchange) or cash, securities or property on the record date set by the Depositary therefor to reflect any change in par value, split-up, consolidation, cancellation or other reclassification of Deposited Securities, any Share Distribution or Other Distribution not distributed to Holders or any cash, securities or property available to the Depositary in respect of Deposited Securities from (and the Depositary is hereby authorized to surrender any Deposited Securities to any person and, irrespective of whether such Deposited Securities are surrendered or otherwise cancelled by operation of law, rule, regulation or otherwise, to sell by public or private sale any property received in connection with) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all the assets of the Company, and to the extent the Depositary does not so amend this ADR or make a distribution to Holders to reflect any of the foregoing, or the net proceeds thereof, whatever cash, securities or property results from any of the foregoing shall constitute Deposited Securities and each ADS evidenced by this ADR shall automatically represent its pro rata interest in the Deposited Securities as then constituted. Promptly upon the occurrence of any of the aforementioned changes affecting Deposited Securities, the Company shall notify the Depositary in writing of such occurrence and as soon as practicable after receipt of such notice from the Company, may instruct the Depositary to give notice thereof, at the Company’s expense, to Holders in accordance with the provisions hereof. Upon receipt of such instruction, the Depositary shall give notice to the Holders in accordance with the terms thereof, as soon as reasonably practicable.

(14)         Exoneration.

(a)           Force Majeure, Limitations on Liability and Obligations. The Depositary, the Company, and each of their respective directors, officers, employees, agents and affiliates and each of them shall:

(i)	incur or assume no liability (including, without limitation, to Holders or beneficial owners) (A) if any present or future law, rule, regulation, fiat, order or decree of Denmark, the United States or any other country or jurisdiction, or of any governmental or regulatory authority or any securities exchange or market or automated quotation system, the provisions of or governing any Deposited Securities, any present or future provision of the Company's Articles of Association, any act of God, war, terrorism, epidemic, pandemic, nationalization, expropriation, currency restrictions, extraordinary market conditions, work stoppage, strike, civil unrest, revolutions, rebellions, explosions, cyber, ransomware or malware attack, computer failure or circumstance beyond its direct and immediate control shall prevent or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with, any act which the Deposit Agreement or this ADR provides shall be done or performed by it or them (including, without limitation, voting pursuant to paragraph (12) hereof), or (B) by reason of any non-performance or delay, caused as aforesaid, in the performance of any act or things which by the terms of the Deposit Agreement it is provided shall or may be done or performed or any exercise or failure to exercise any discretion given it in the Deposit Agreement or this ADR (including, without limitation, any failure to determine that any distribution or action may be lawful or reasonably practicable);

(ii)	incur or assume no liability (including, without limitation, to Holders or beneficial owners) except to perform its obligations to the extent they are specifically set forth in this ADR and the Deposit Agreement without gross negligence or willful misconduct and the Depositary shall not be a fiduciary or have any fiduciary duty to Holders or beneficial owners;

(iii)	in the case of the Depositary and its agents, be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities, the ADSs or this ADR;

(iv)	in the case of the Company and its agents hereunder be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities, the ADSs or this ADR, which in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense (including fees and disbursements of counsel) and liability be furnished as often as may be required; and

(v)	not be liable (including, without limitation, to Holders or beneficial owners) for any action or inaction by it in reliance upon the advice of or information from any legal counsel, any accountant, any person presenting Shares for deposit, any Holder, or any other person believed by it to be competent to give such advice or information and/or, in the case of the Depositary, the Company.

(b)           Insolvency, Liability, etc., of Custodian, Securities Depository, Clearing Agency or Settlement System. The Depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any Custodian that is not a branch or affiliate of JPMorgan Chase Bank, N.A. Notwithstanding anything to the contrary contained in the Deposit Agreement (including the ADRs) and, subject to the further limitations set forth in clause (o) of this paragraph (14), the Depositary shall not be responsible for, and shall incur no liability in connection with or arising from, any act or omission to act on the part of the Custodian except to the extent that any Holder has incurred liability directly as a result of the Custodian having (i) committed fraud or willful misconduct in the provision of custodial services to the Depositary or (ii) failed to use reasonable care in the provision of custodial services to the Depositary as determined in accordance with the standards prevailing in the jurisdiction in which the Custodian is located.

The Depositary shall not be liable for the acts or omissions made by, or the insolvency of, any securities depository, clearing agency or settlement system.

(c)            The Depositary, its agents and the Company may rely and shall be protected in acting upon any written notice, request, direction, instruction or document believed by them to be genuine and to have been signed, presented or given by the proper party or parties.

(d)            The Depositary shall be under no obligation to inform Holders or beneficial owners about the requirements of the laws, rules or regulations or any changes therein or thereto of Denmark, the United States or any other country or jurisdiction or of any governmental or regulatory authority or any securities exchange or market or automated quotation system.

(e)            The Depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, for the manner in which any voting instructions are given or deemed to be given in accordance with paragraph 12 hereof, including instructions to give a discretionary proxy to a person designated by the Company, for the manner in which any vote is cast, including, without limitation, any vote cast by a person to whom the Depositary is instructed to grant a discretionary proxy pursuant to paragraph (12) hereof or deemed to have been instructed to grant a discretionary proxy pursuant to paragraph (12) hereof, or for the effect of any such vote.

(f)            The Depositary shall endeavor to effect any sale of securities or other property and any conversion of currency, securities or other property, in each case as is referred to or contemplated in the Deposit Agreement or the form of ADR, in accordance with the Depositary's normal practices and procedures under the circumstances applicable to such sale or conversion, but shall have no liability (in the absence of its own willful default or gross negligence or that of its agents, officers, directors or employees) with respect to the terms of any such sale or conversion, including the price at which such sale or conversion is effected, or if such sale or conversion shall not be practicable, or shall not be believed, deemed or determined to be practicable by the Depositary. Specifically, the Depositary shall not have any liability for the price received in connection with any public or private sale of securities (including, without limitation, for any sale made at a nominal price), the timing thereof or any delay in action or omission to act nor shall it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale.

(g)           The Depositary shall not incur any liability in connection with or arising from any failure, inability or refusal by the Company or any other party, including any share registrar, transfer agent or other agent appointed by the Company, the Depositary or any other party, to process any transfer, delivery or distribution of cash, Shares, other securities or other property, including without limitation upon the termination of the Deposit Agreement, or otherwise to comply with any provisions of the Deposit Agreement that are applicable to it.

(h)           The Depositary may rely upon instructions from the Company or its counsel in respect of any approval or license required for any currency conversion, transfer or distribution.

(i)             The Depositary and its agents may own and deal in any class of securities of the Company and its affiliates and in ADRs.

(j)             Notwithstanding anything to the contrary set forth in the Deposit Agreement or an ADR, the Depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the Deposit Agreement, any Holder or Holders, any ADR or ADRs or otherwise related hereto or thereto to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators.

(k)            None of the Depositary, the Custodian or the Company, or any of their respective directors, officers, employees, agents or affiliates shall be liable for the failure by any Holder or beneficial owner to obtain the benefits of credits or refunds of non-U.S. tax paid against such Holder's or beneficial owner's income tax liability.

(l)             The Depositary is under no obligation to provide the Holders and beneficial owners, or any of them, with any information about the tax status of the Company. None of the Depositary, the Custodian or the Company, or any of their respective directors, officers, employees, agents and affiliates, shall incur any liability for any tax or tax consequences that may be incurred by Holders or beneficial owners on account of their ownership or disposition of the ADRs or ADSs.

(m)           The Depositary shall not incur any liability for the content of any information submitted to it by or on behalf of the Company for distribution to the Holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the Deposited Securities, for the validity or worth of the Deposited Securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the Deposit Agreement or for the failure or timeliness of any notice from the Company.

(n)           Notwithstanding anything herein or in the Deposit Agreement to the contrary, the Depositary and the Custodian(s) may use third-party delivery services and providers of information regarding matters such as, but not limited to, pricing, proxy voting, corporate actions, class action litigation and other services in connection herewith and the Deposit Agreement, and use local agents to provide services such as, but not limited to, attendance at any meetings of security holders of issuers. Although the Depositary and the Custodian will use reasonable care (and cause their agents to use reasonable care) in the selection and retention of such third-party providers and local agents, they will not be responsible for any errors or omissions made by them in providing the relevant information or services.

(o)           The Depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the Depositary or in connection with any matter arising wholly after the removal or resignation of the Depositary.

(p)           The Company has agreed to indemnify the Depositary and its agents under certain circumstances and the Depositary has agreed to indemnify the Company under certain circumstances.

(q)           Notwithstanding any other provision of the Deposit Agreement or this ADR to the contrary, neither the Company nor the Depositary, nor any of their agents, shall be liable to the other for any indirect, special, punitive or consequential damages (collectively "Special Damages") except (i) to the extent such Special Damages arise from the gross negligence or willful misconduct of the party from whom indemnification is sought or (ii) to the extent Special Damages arise from or out of a claim brought by a third party (including, without limitation, Holders) against the Depositary or its agents, except to the extent such Special Damages arise out of the gross negligence or willful misconduct of the party seeking indemnification.

(r)            No provision of the Deposit Agreement or this ADR is intended to constitute a waiver or limitation of any rights which Holders or beneficial owners may have under the Securities Act of 1933 or the Securities Exchange Act of 1934, to the extent applicable.

(15)         Resignation and Removal of Depositary; the Custodian. The Depositary may resign as Depositary by written notice of its election to do so delivered to the Company, such resignation to take effect upon the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement. The Depositary may at any time be removed by the Company by no less than 90 days prior written notice of such removal, to become effective upon the later of (i) the 90th day after delivery of the notice to the Depositary and (ii) the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement. The Depositary may appoint substitute or additional Custodians (to the extent multiple Custodians are permitted under law) and the term "Custodian" refers to each Custodian or all Custodians as the context requires.

(16)         Amendment. Subject to the last sentence of paragraph (2) (Withdrawal of Deposited Securities), the ADRs and the Deposit Agreement may be amended by the Company and the Depositary, provided that any amendment that imposes or increases any fees, charges or expenses (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, the transaction fee per cancellation request (including any cancellation request made through SWIFT, facsimile transmission or any other method of communication) described in paragraph (7)(c)(ii) (Charges of Depositary) of the form of ADR, applicable delivery expenses or other such fees, charges or expenses), or that shall otherwise prejudice any substantial existing right of Holders or beneficial owners, shall become effective thirty (30) days after notice of such amendment shall have been given to the Holders. Every Holder of an ADR at the time any amendment to the Deposit Agreement so becomes effective shall be deemed, by continuing to hold such ADR, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. In no event shall any amendment impair the right of the Holder of any ADR to surrender such ADR and receive the Deposited Securities represented thereby, except in order to comply with mandatory provisions of applicable law. Any amendments or supplements which (i) are reasonably necessary (as agreed by the Company and the Depositary) in order for (a) the ADSs to be registered on Form F-6 under the Securities Act of 1933 or (b) the ADSs or Shares to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by Holders, shall be deemed not to prejudice any substantial rights of Holders. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the Deposit Agreement or the form of ADR to ensure compliance therewith, the Company and the Depositary may amend or supplement the Deposit Agreement and the ADR at any time in accordance with such changed laws, rules or regulations. Such amendment or supplement to the Deposit Agreement in such circumstances may become effective before a notice of such amendment or supplement is given to Holders or within any other period of time as required for compliance. Notice of any amendment to the Deposit Agreement or form of ADRs shall not need to describe in detail the specific amendments effectuated thereby, and failure to describe the specific amendments in any such notice shall not render such notice invalid, provided, however, that, in each such case, the notice given to the Holders identifies a means for Holders to retrieve or receive the text of such amendment (i.e., upon retrieval from the Securities and Exchange Commission’s, the Depositary’s or the Company’s website or upon request from the Depositary).

(17)         Termination. The Depositary may, and shall at the written direction of the Company, terminate the Deposit Agreement and this ADR by mailing notice of such termination to the Holders at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the Depositary shall have (i) resigned as Depositary hereunder, notice of such termination by the Depositary shall not be provided to Holders unless a successor depositary shall not be operating hereunder within 45 days of the date of such resignation, and (ii) been removed as Depositary hereunder, notice of such termination by the Depositary shall not be provided to Holders unless a successor depositary shall not be operating hereunder on the 90th day after the Company’s notice of removal was first provided to the Depositary. Notwithstanding anything to the contrary herein, the Depositary may terminate the Deposit Agreement (a) without notice to the Company, but subject to giving 30 days' notice to the Holders, under the following circumstances: (w) in the event of the Company's bankruptcy or insolvency, (x) if the Shares cease to be listed on an internationally recognized stock exchange, (y) if the Company effects (or will effect) a redemption of all or substantially all of the Deposited Securities, or a cash or share distribution representing a return of all or substantially all of the value of the Deposited Securities, or (z) there occurs a merger, consolidation, sale of assets or other transaction as a result of which securities or other property are delivered in exchange for or in lieu of Deposited Securities, and (b) immediately without prior notice to the Company, any Holder or beneficial owner or any other person if required by any law, rule or regulation or any governmental authority or body, or the Depositary would be subject to liability under or pursuant to any law, rule or regulation, or by any governmental authority or body, in each case as determined by the Depositary in its reasonable discretion.

After the date so fixed for termination, the Depositary and its agents will perform no further acts under the Deposit Agreement and this ADR, except to receive and hold (or sell) distributions on Deposited Securities and deliver Deposited Securities being withdrawn. As soon as practicable after the expiration of six months from the date so fixed for termination, the Depositary shall sell the Deposited Securities and shall thereafter (as long as it may lawfully do so) hold in a segregated account the net proceeds of such sales, together with any other cash then held by it under the Deposit Agreement, without liability for interest, in trust for the pro rata benefit of the Holders of ADRs not theretofore surrendered. After making such sale, the Depositary shall be discharged from all obligations in respect of the Deposit Agreement and this ADR, except to account for such net proceeds and other cash. After the date so fixed for termination, the Company shall be discharged from all obligations under the Deposit Agreement except for its obligations to the Depositary and its agents.

(18)         Appointment. Each Holder and each beneficial owner, upon acceptance of any ADSs or ADRs (or any interest in any of them) issued in accordance with the terms and conditions of the Deposit Agreement shall be deemed for all purposes to (a) be a party to and bound by the terms of the Deposit Agreement and the applicable ADR(s), (b) appoint the Depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the Deposit Agreement and the applicable ADR(s), to adopt any and all procedures necessary to comply with applicable law and to take such action as the Depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the Deposit Agreement and the applicable ADR(s), the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof, and (c) acknowledge and agree that (i) nothing in the Deposit Agreement or any ADR shall give rise to a partnership or joint venture among the parties thereto, nor establish a fiduciary or similar relationship among such parties, (ii) the Depositary, its divisions, branches and affiliates, and their respective agents, may from time to time be in the possession of non-public information about the Company, Holders, beneficial owners and/or their respective affiliates, (iii) the Depositary and its divisions, branches and affiliates may at any time have multiple banking relationships with the Company, Holders, beneficial owners and/or the affiliates of any of them, (iv) the Depositary and its divisions, branches and affiliates may, from time to time, be engaged in transactions in which parties adverse to the Company or the Holders or beneficial owners and/or their respective affiliates may have interests, (v) nothing contained in the Deposit Agreement or any ADR(s) shall (A) preclude the Depositary or any of its divisions, branches or affiliates from engaging in any such transactions or establishing or maintaining any such relationships, or (B) obligate the Depositary or any of its divisions, branches or affiliates to disclose any such transactions or relationships or to account for any profit made or payment received in any such transactions or relationships, (vi) the Depositary shall not be deemed to have knowledge of any information held by any branch, division or affiliate of the Depositary and (vii) notice to a Holder shall be deemed, for all purposes of the Deposit Agreement and this ADR, to constitute notice to any and all beneficial owners of the ADSs evidenced by such Holder's ADRs. For all purposes under the Deposit Agreement and this ADR, the Holder hereof shall be deemed to have all requisite authority to act on behalf of any and all beneficial owners of the ADSs evidenced by this ADR.

(19)         Waiver. EACH PARTY TO THE DEPOSIT AGREEMENT (INCLUDING, FOR AVOIDANCE OF DOUBT, EACH HOLDER AND BENEFICIAL OWNER OF, AND/OR HOLDER OF INTERESTS IN, ADSS OR ADRS) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING AGAINST THE DEPOSITARY AND/OR THE COMPANY DIRECTLY OR INDIRECTLY ARISING OUT OF, BASED ON OR RELATING IN ANY WAY TO THE SHARES OR OTHER DEPOSITED SECURITIES, THE ADSs OR THE ADRs, THE DEPOSIT AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREIN OR THEREIN, OR THE BREACH HEREOF OR THEREOF (WHETHER BASED ON CONTRACT, TORT, COMMON LAW OR ANY OTHER THEORY), INCLUDING, WITHOUT LIMITATION, ANY SUIT, ACTION, CLAIM OR PROCEEDING UNDER THE UNITED STATES FEDERAL SECURITIES LAWS. No provision of the Deposit Agreement or this ADR is intended to constitute a waiver or limitation of any rights that a Holder or any beneficial owner may have under the Securities Act of 1933 or the Securities Exchange Act of 1934, to the extent applicable.

(20)         Jurisdiction. By holding or owning an ADR or ADS or an interest therein, Holders and beneficial owners each irrevocably agree that any legal suit, action or proceeding against or involving Holders or beneficial owners brought by the Company or the Depositary, arising out of or based upon the Deposit Agreement, the ADSs, the ADRs or the transactions contemplated therein, herein, thereby or hereby, may be instituted in a federal or state court in New York, New York, and by holding or owning an ADR or ADS or an interest therein each irrevocably waives any objection that it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding.

By holding or owning an ADR or ADS or an interest therein, Holders and beneficial owners each also irrevocably agree that any legal suit, action or proceeding against or involving the Depositary and/or the Company brought by Holders or beneficial owners, arising out of or based upon the Deposit Agreement, the ADSs, the ADRs or the transactions contemplated therein, herein, thereby or hereby, including, without limitation, claims under the Securities Act of 1933, may be instituted only in the United States District Court for the Southern District of New York (or in the state courts of New York County in New York if either (i) the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute or (ii) the designation of the United States District Court for the Southern District of New York as the exclusive forum for any particular dispute is, or becomes, invalid, illegal or unenforceable).